Exhibit 23.2

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
     PCAOB REGISTERED


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB2 of Yellow Hill Energy Inc., of our report dated June 1, 2007 on our audit of the financial statements of Yellow Hill Energy Inc. as of April 30, 2007, and the related statements of operations, stockholders' equity and cash flows from inception March 14, 2007 through April 30, 2007 and for the period then ended, and the reference to us under the caption "Experts."



/s/ Moore & Associates, Chartered
------------------------------------------
Moore & Associates Chartered
Las Vegas, Nevada
June 8, 2007




               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                       (702) 253-7511 Fax (702) 253-7501